Exhibit 23.2

801 South Grand Avenue, Suite 400 — Los Angeles, CA 90017-4646 — Ph. (213) 629-9094 — Fax (213) 996-4242 — www.vasquezcpa.com

Consent of Independent Registered Public Accounting Firm

International Stem Cell Corporation

Oceanside, California

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 22, 2010 relating to the consolidated financial statements of International Stem Cell Corporation and Subsidiaries which appears on Page F-2 in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 which is contained in that Prospectus. Our report includes an explanatory paragraph regarding the Company’s ability to continue as a going concern.

Los Angeles, California

April 29, 2010

Registered with Public Company Accounting Oversight Board

Member of Private Companies Practice Section & Center for Public Company Audit Firms